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                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information contact:    Dean Danner, President
                                    Jeff Nigl, Chief Financial Officer
                                    (262) 542-5600 * http://www.etcia.com
ETC ANNOUNCES FIRST QUARTER 2004 RESULTS

WAUKESHA, WISCONSIN, May 4, 2004
ELECTRONIC TELE-COMMUNICATIONS, INC.
OTC Bulletin Board - Symbol ETCIA

Electronic Tele-Communications, Inc. (ETC) today reported its first quarter 2004 results. Sales for the quarter were $816,673 compared to $719,944 for the 2003 first quarter. This yielded a net loss for the quarter of $95,050 or $0.04 per Class A common share, compared to a loss of $359,590 or $0.14 per share for the first quarter of 2003.

Commenting on the first quarter results, ETC President Dean Danner said, "Sales in the first quarter of 2004 were still slow, but improved over the last quarter and improved over the first quarter of last year. We believe the modest sales improvement, coupled with an increase in proposal activity, is an indication that our industry segment is again attempting a recovery. We continue to believe that there is pent-up need for the types of products we manufacture, and are optimistic that the increase in activity will lead to an increase in spending to satisfy those needs."

"The first quarter's sales included the sale of some inventory previously manufactured. Use of existing inventory coupled with our line of credit enabled ETC to meet our cash flow needs. The balance sheet reflects an increase in accounts receivable and a decrease in inventory, both a result of the improved sales in the quarter. Our overhead expenses are down slightly from last year and we continue to have minimal debt. We believe ETC is positioned for improvement in 2004 as sales in our market segment improve."

Electronic Tele-Communications is a supplier of Voice Application Processing Platforms to domestic and foreign telephone utilities and of messaging systems to the commercial market. ETC's equipment provides a wide range of audio information and call handling services via telephone networks, computer networks, and the Internet. ETC, with corporate headquarters in Waukesha, Wisconsin also has operations in Norcross, Georgia.

Certain statements in this press release which are not historical facts are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Any "forward-looking" statements are provided in compliance with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements involve a number of risks and uncertainties including, but not limited to, technology changes, backlog, acquisitions, status of the economy, governmental regulations, sources of supply, expense structure, product mix, major customers, level of order flow, competition, litigation, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. Investors are encouraged to consider the risks and uncertainties included in those filings.

                                    - MORE -


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Electronic Tele-Communications, Inc.

Statements of Operations:


                                              (unaudited)
                                           Three Months Ended
                                                March 31
                                            2004       2003
Net sales                                  816,673    719,944
Cost of products sold                      452,386    441,351
Gross profit                               364,287    278,593

Operating expenses:
 General and administrative                163,835    182,079
 Marketing and selling                     185,893    218,214
 Research and development                  107,518    235,998
                                           457,246    636,291

Earnings (loss) from operations            (92,959)  (357,698)
Other income (expense)                      (1,091)      (892)

Earnings (loss) before
 income taxes                              (94,050)  (358,590)
Income taxes                                 1,000      1,000
Net earnings (loss)                        (95,050)  (359,590)

Basic and diluted earnings (loss) per share:
  Class A common                             (0.04)     (0.14)
  Class B common                             (0.04)     (0.14)

Weighted average shares outstanding
 for basic and diluted                   2,509,147  2,509,147

Selected Balance Sheet Data:


                                        (unaudited)
                                           Mar 31     Dec 31
                                           2004       2003
Current assets                           1,474,673  1,512,830
Total assets                             2,667,311  2,734,197
Current liabilities                        828,621    778,289
Total liabilities                        1,072,474  1,044,310
Stockholders' equity                     1,594,837  1,689,887

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